SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 14, 2003

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

Item 5. Other Events and Regulation FD Disclosure

        On August 14, 2003, Derma Sciences, Inc. (the “Registrant”) announced financial results for the quarter and six months ended June 30, 2003. Net sales for the second quarter of 2003 increased 120.5%, or $2.5 million, to $4.6 million compared to $2.1 million in the second quarter of 2002. Sales for the first half of 2003 increased $4.6 million, or 108.7%, to $8.9 million from $4.2 million in 2002. The sales increases for the second quarter and first half of 2003 were primarily attributable to the acquisition of Dumex Medical Ltd. (Dumex) in August 2002.

        Gross profit increased 43.4% to $1,686,529 from $1,176,046 for the second quarter and 37.3% to $3,213,539 from $2,340,583 for the first half of 2003. The gross margin percentage for the second quarter of 2003 decreased to 36.4% versus 55.9% for the same period in 2002. The decline in gross profit percentage was due to the change in the Company’s product mix with the inclusion of the lower margin Dumex wound care products.

        Net income for the second quarter of 2003 improved to $81,367, or $0.01 per diluted common share, from $8,387 in the second quarter of 2002. For the first six months of the year, net income was $89,437, or $0.01 per diluted common share, compared to $72,602, or $0.01 per diluted common share, in 2002.

        At June 30, 2003 and December 31, 2002, the Company had cash and cash equivalents of $1,478,487 and $1,496,357, respectively. Working capital increased $1,530,119 to $4,885,120 at June 30, 2003 from $3,355,001 at December 31, 2002 due primarily to the receipt of proceeds from the private sale of securities.

        For further information concerning the Registrant’s financial results for the quarter and six months ended June 30, 2003 and June 30, 2002, please refer to the Registrant’s Form 10-QSB for the subject periods filed with the Securities and Exchange Commission on August 14, 2003.

   Item 7. Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Exhibits:
99 - Press release

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

Date: August 19, 2003	By: /s/ John E. Yetter John E. Yetter, CPA Vice President and Chief Financial Officer